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                                 EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

          Agreement made effective this 1st day of November, 1994, by and between W. Dwight Jackson, residing at 57 North Turtle Rock Court, The Woodlands, Texas, 77381 (the "Employee"), and Century Papers, Inc., a Texas corporation having its executive offices at 4902 Gulf Freeway, Houston, Texas, 77023 ("Century").

          WHEREAS, Century desires to continue to employ the Employee in an executive capacity to continue and carry out the expansion of the businesses of Century, and the Employee desires to work for Century in such capacity on the terms and conditions hereinafter provided;

          NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          1. For the period commencing November 1, 1994 and ending on October 31, 1996, subject to earlier termination as provided in Section 8 hereof, Century shall employ the Employee and the Employee shall work in such executive capacity as the Chairman of Century shall specify. Employee shall devote his full-time effort, skill and attention to the affairs of the Company.

           2. While the Employee works for Century, in accordance with the provisions of Section 1 hereof, Century shall pay the Employee a base salary at the rate of not less than $125,000 per annum. In addition, the Employee will be considered annually for an incentive compensation payment as determined by National Sanitary Supply Company's Board of Directors at an annualized rate of not less than $20,000, pro-rated for the percentage of the calendar year actually employed by Century. Century shall make available to the Employee medical insurance and certain other fringe benefits which it makes available to its salaried employees generally. In addition, Employee shall participate in National Sanitary Supply Company's Executive Salary Protection Plan. Employee shall be entitled to reimbursement of his reasonable business and travel expenses on the same basis and subject to the same conditions as such expenses are reimbursed to other executives of Century.
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           3.  The Employee shall not (except in the performance of his duties hereunder) at any time during the term of this agreement make or cause to be made any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed or otherwise recorded materials of any kind whatever belonging to or in the possession of Century or any subsidiary or affiliate of Century. The Employee shall have no right, title or interest in any such material, and the Employee agrees that (except in the performance of his duties hereunder) he will not, without the prior written consent of Century, remove any such material from any premises of Century, or any parent or subsidiary or affiliate of Century, and that he will surrender all such material to Century immediately upon the termination of his employment.

           4. Without the prior written consent of Century, the Employee shall not at any time (whether during or after his employment with Century) use for his own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, association, corporation or business organization, entity or enterprise, or disclose (except in the performance of his duties hereunder) in any manner to any person, firm, partnership, association, corporation or business organization, entity or enterprise, any trade secrets, information, data, know-how or knowledge (including, but not limited to, that relating to costs, products, equipment, marketing or laboratory methods, formulae, suppliers, customers, personnel training programs, business expansion plans or financing or marketing methods) proprietary to Century, or any subsidiary or affiliate of Century.

           5. The Employee shall promptly disclose to Century (and to no one else) all improvements, discoveries, ideas and inventions that may be of significance to Century or to any subsidiary or affiliate of Century, made or conceived alone or in conjunction with others (whether or not patentable, whether or not made or conceived at the request of or upon the suggestion of Century during or out of his usual hours of work or in or about the premises of Century or elsewhere, and whether made or conceived prior or subsequent to the execution of this agreement) while in the employ of Century or made or conceived within one year after the termination of his employment by Century if





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resulting from, suggested by or relating to such employment.  All such improvements, discoveries, ideas and inventions shall be the sole and exclusive property of Century and are hereby assigned to Century. At the request of Century and at its cost, the Employee shall assist Century, or any person or persons from time to time designated by it, to obtain the grant of patents in the United States and/or in such other country or countries as may be designated by Century, covering such improvements, discoveries, ideas and inventions and shall in connection therewith and in connection with the defense of any patents execute such applications, statements or other documents, furnish such information and data and take all such other action (including, but not limited to, the giving of testimony) as Century may from time to time reasonably request.

          6. During the continuance of Employee's employment with Century and for a period of two years after Employee has ceased to be an employee of Century, or of any subsidiary or affiliate of Century, whether or not pursuant to this agreement, the Employee shall not without the prior written consent of
Century:

              a.  directly or indirectly engage in, or

              b. assist or have an active interest in whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatever, or

              c. enter the employment of or act as an agent for or advisor or consultant to any person, firm, partnership, association, corporation or business organization, entity or enterprise that is, or is about to become, directly or indirectly engaged in any business in any area described in Exhibit A to this agreement whether in operation or in the planning or development stage, that competes with or is substantially similar to any business that Century or any subsidiary or affiliate of Century has operated, or had in the planning or development stage, during the 120-day period immediately prior to the Employee's ceasing to an



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employee of or consultant to Century or any subsidiary or affiliate of Century, provided that the restrictions contained in this Section 6 shall not apply to any area described in Exhibit A to this agreement that does not meet the following requirements:
                        (1) Century or a subsidiary or affiliate of Century shall have operated such business in such area, or had such business in the planning or development stage therein, during the 120-day period immediately prior to the Employee's ceasing to be an active employee of, or consultant to, Century or any subsidiary or affiliate of Century, and

                        (2) the Employee, during such 120-day period, shall have had substantial planning, development, administrative or operational responsibilities for such business of Century or any subsidiary or affiliate of Century in such area.

           If the scope of any restriction contained in this Section 6 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

                 7. The Employee acknowledges and agrees that Century's remedy at law for any breach of any of the Employee's obligations under Sections 3, 4, 5 and 6 hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of any of such Sections, without the necessity of actual damage. The provisions of Sections 4 and 6 hereof shall survive the termination of this agreement.

                 8. At Century's option the Employee's employment hereunder and his aforesaid base salary and incentive bonus compensation shall terminate and cease to accrue forthwith upon:

                        (i)  his death, or

                       (ii) his inability (other than temporary inability which shall not exceed an aggregate of ninety (90) days


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during any consecutive 12-month period) to perform his duties hereunder, or

                        (iii) any failure by him to observe or perform his agreements herein contained, or his neglect of the faithful performance of his duties hereunder, if such failure or neglect is not corrected within 45 days of Employee's receipt of written notice of same.

             Should Century determine in its sole discretion to terminate Employee's employment hereunder for a reason other than as described above, Employee agrees that his sole entitlement shall be his salary and minimum bonus payments, to be paid on a monthly basis over the remaining term of this agreement.

              9. This agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto. No representation, promise, inducement or statement of intention has been made by or on behalf of either party hereto that is not set forth in this agreement. This agreement may not be amended or modified except with a written instrument executed by the parties hereto.

             10. The terms and provisions of this agreement shall be binding on and inure to the benefit of the Employee, his heirs at law, legatees, distributees, executors, administrators and other legal representatives, and shall be binding on and inure to the benefit of Century and its subsidiaries, successors and assigns. The Employee expressly agrees that Century may assign this agreement and all of Century's rights and obligations hereunder without the consent of Employee (i) to National Sanitary Supply Company, or its parent, or (ii) to any successor in interest to the business and assets of Century.
The Employee may not assign, pledge or encumber in any way all or part of his interest under this agreement without the prior written consent of Century.
The failure of either party hereto at any time or from time to time to require performance of any of the other party's obligations under this agreement shall in no manner affect the right to enforce any provision of this agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.



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            IN WITNESS WHEREOF, the parties hereto have executed this
instrument on the day first above written.


                               EMPLOYEE


/s/ Michael G. Moncrief        /s/ W. Dwight Jackson
- -----------------------        ------------------------
Witness                        W. Dwight Jackson



ATTEST:                        CENTURY PAPERS, INC.


/s/ Naomi C. Dallob            By:  /s/ Paul C. Voet
- -------------------            -----------------------
Secretary




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                                  EXHIBIT A
                                      TO
                             EMPLOYMENT AGREEMENT


          The States of Arizona, California, Colorado, Indiana, Kansas, Louisiana, Michigan, Missouri, Mississippi, Nevada, New Mexico, Ohio, Oklahoma, Oregon, Tennessee, Texas, Utah and Washington.